Exhibit 10.1

FIRST AMENDMENT TO THE 1-800 CONTACTS, INC.
AMENDED AND RESTATED 2004 STOCK INCENTIVE PLAN

This First Amendment to the 1-800 Contacts, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Amendment”) is adopted by 1-800 Contacts, Inc. (the “Company”) effective as of October 1, 2006.

WHEREAS, the Company previously adopted and currently maintains the 1-800 Contacts, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”);

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) is authorized and empowered to grant compensatory stock options and restricted stock awards under the Plan and to establish the terms and conditions of such awards;

WHEREAS, to facilitate the expeditious and efficient grant of routine awards under the Plan to non-reporting persons, it is necessary and desirable to amend the Plan to permit the Committee to delegate grant-making authority to a board committee consisting of one or more executive officers who also serve as directors of the Company;  and

WHEREAS, the Company, acting through its Board of Directors, has reserved the right to amend the Plan at any time and from time to time;

NOW, THEREFORE, the Plan is hereby amended as follows effective as of the date first above written:

1.                                       Article 2 of the Plan is amended to add new Section 2.6 to read as follows:

“2.6.  DELEGATION  OF ROUTINE GRANT AUTHORITY.  The Committee may by resolution delegate to a separate Board committee established by the Board and comprised of one or more executive officers of the Company who also serve as members of the Board (the “Routine Grant Committee”) the authority to grant Options and Restricted Stock under the Plan; provided, that the Committee may not delegate to the Routine Grant Committee the authority to grant awards to officers, directors or other “reporting persons” of the Company who are subject to Section 16 of the Securities Exchange Act of 1934 (“Reporting Persons”).  Any such delegation of grant—making authority shall specify a numeric limit on the number of Shares with respect to which the Routine Grant Committee is authorized to grant awards.  The Committee by resolution shall also establish such other limitations and conditions on the Routine Grant Committee’s delegated grant-making authority as the Committee deems appropriate.   The Committee or Board may revoke any delegation of authority to the Routine Grant Committee at any time.  All actions by the Routine Grant Committee require approval by a majority of the members of that committee if more than one.  Any action taken by the members of the Routine Grant Committee shall be deemed to have been taken in their capacity as directors and, if pursuant to a delegation of grant-making authority from the Committee, shall be deemed to have been taken by a member of the Committee for purposes of Section 2.5 above.”

2.             Section 4.1 of the Plan is amended to add the following sentences at the end thereof:

“Additionally, the Routine Grant Committee, if any, described in Section 2.6 above shall have the right and power to grant Options, Restricted Stock or a combination thereof, in such quantities, at such price, and on such other terms and conditions as the Routine Grant Committee approves; provided, such grants (i) are not awarded to Reporting Persons, (ii) are on terms consistent with the other provisions of the Plan, and (iii) comply with the Committee’s delegation of grant-making authority to the Routine Grant Committee.  All actions taken by the Routine Grant Committee within the scope of its authority shall be deemed actions by the Committee, and all references to the “Committee” in Section 4.2 and Articles 5 through 8 of this Plan shall be deemed to include the Routine Grant Committee when acting within the scope of its delegated grant-making authority.”

3.             Except as set forth above, the Plan is hereby ratified and confirmed in all respects.